Exhibit 99.B(d)(41)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Acadian Asset Management LLC

Dated July 13, 2006, as amended March 29, 2010

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Global Managed Volatility Fund

The fee schedule below will be applied to the average daily value of the Assets of the SEI Institutional Managed Trust Global Managed Volatility Fund and the average daily value of the Assets of any other international/global managed volatility equity SEI mutual fund or account (each an “International/Global Managed Volatility Equity Fund”), collectively the “International/Global Managed Volatility Equity Funds”) to which the Sub-Advisor  may now or in the future provide investment advisory/sub-advisory services. Each International/Global Managed Volatility Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the International/Global Managed Volatility Equity Funds managed by Sub-Advisor  (as set forth below).

X.XX% per annum of the average daily market value for the first $XX million (US) of Assets under management

X.XX% per annum of the average daily market value for the next $XX million (US) of Assets under management; and

X.XX% per annum of the average daily market value for the Assets under management in excess of $XX million (US).

As of the effective date of this amendment the International/Global Managed Volatility Equity Funds are as follows:

•                  SEI Institutional Managed Trust Global Managed Volatility Fund;

•                  SEI GMF The SEI Global Managed Volatility Fund;

•                  SEI GIF The SEI Global Unconstrained Alpha Equity Fund;

•                  SEI GIF The SEI U.K. Defensive Fund;

•                  SEI GIF The SEI U.K. Conservative Fund;

•                  SEI GIF The SEI U.K. Moderate Fund; and

•                  SEI GAF The SEI Moderate Fund.

Agreed and Accepted:

SEI Investments Management Corporation	Acadian Asset Management LLC

By:	By:

/s/ Aaron C. Buser	/s/ Mark Minichiello

Name:	Name:

Aaron C. Buser	Mark Minichiello

Title:	Title:

Vice President	CFO